For Immediate Release                                    Contact: Bob DeFillippo
August 6, 2002                                                    (973) 802-4149
After 4 p.m.



PRUDENTIAL FINANCIAL, INC. ANNOUNCES SECOND QUARTER 2002 RESULTS

         Newark, NJ - Prudential Financial, Inc. (NYSE:PRU) today reported second quarter 2002 after-tax adjusted operating income for its Financial Services Businesses of $304 million, compared to $260 million for the second quarter of 2001. Adjusted operating income was 54 cents per share of Common Stock for the second quarter of 2002, compared to 45 cents per Common share in the second quarter of 2001 on an equivalent share basis, which assumes that shares issued in the Company's demutualization on December 18, 2001 and its initial public offering of Common Stock were outstanding for the entire 2001 period. Second quarter 2002 results include the contribution of Gibraltar Life, which the Company acquired in April 2001 and included in its results for two months of last year's second quarter.

         For the first half of 2002, after-tax adjusted operating income for the Financial Services Businesses amounted to $636 million ($1.12 per Common share) compared to $556 million (95 cents per equivalent Common share) for the first half of 2001.

         "Prudential Financial's diversity of earnings and expense reduction efforts have helped keep our second quarter results on track," said Chairman and CEO Arthur F. Ryan. "Our International division, including the contribution of Gibraltar Life, continues to produce returns consistent with our goals. Expense reductions, especially in our U.S. Consumer division, are mitigating the impact of difficult equity market conditions on some of our businesses. Given current equity market conditions, we believe that Prudential will achieve Common Stock earnings per share at the low end of our previously expected range of $2.10 to $2.30 for the year 2002, based on after-tax adjusted operating income. This assumes that equity market conditions stabilize over the balance of the year, including essentially no further decline in the S&P 500 index," Ryan said. This expectation is subject to change if actual equity market conditions differ from this assumption and as discussed under "Forward Looking Statements" below. Ryan added, "We are also pursuing additional expense reduction opportunities in our other divisions and will realign the management structure of some of our businesses during the third quarter."

         After-tax adjusted operating income excludes realized investment gains, net of losses and related adjustments, and results from divested businesses, as well as demutualization costs and expenses and the mutual insurance company tax benefit for the year-ago quarter. Net income of the Financial Services Businesses, which includes the foregoing items, amounted to $95 million for the second quarter of 2002 compared to $250 million for the year-ago quarter. Net income was 19 cents per Common share for the second quarter of 2002, compared to 43 cents per equivalent Common share in the year-ago quarter. Net income of the Financial Services Businesses was $358 million (65 cents per Common share) for the first half of 2002, compared to net income of $653 million ($1.12 per equivalent Common share) for the first half of 2001.

         In the following business-level discussion, adjusted operating income refers to pre-tax results.

Financial Services Businesses

Prudential Financial's Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Consumer, Employee Benefits, International and Asset Management divisions and its Corporate and Other operations.

U.S. Consumer division reported pre-tax adjusted operating income of $117 million for the second quarter of 2002, an increase of $35 million from $82 million in the year-ago quarter. Our Individual Life Insurance segment reported adjusted operating income of $130 million for the current quarter, a $43 million increase over the year-ago quarter, as we realized savings from our field management and agency restructuring program. The year-ago quarter included $12 million of implementation costs for this program. Our Private Client Group segment reported a loss, on an adjusted operating income basis, of $29 million for the current quarter, compared to a $98 million loss in the year-ago quarter, which includes $39 million of employee termination and facilities consolidation costs. The decrease in the segment's loss resulted primarily from our cost reduction measures, which more than offset declines in transaction revenue and net investment income. Our Retail Investments segment reported a loss, on an adjusted operating income basis, of $2 million in the current quarter compared to adjusted operating income of $60 million in the year-ago quarter. Results for the current quarter included a $48 million charge for additional amortization of deferred policy acquisition costs to reflect our lower estimate of profitability from annuities due to equity market conditions. Lower asset-based fees due to market value declines also contributed to the decline in the segment's adjusted operating income. Our Property and Casualty Insurance segment reported adjusted operating income of $18 million in the current quarter, a $15 million decline from the year-ago quarter. During the current quarter, the segment realized $43 million in stop-loss reinsurance recoveries, prior year reserve releases, and a change in our estimate of refunds or credits due to certain New Jersey automobile policyholders under that state's profit regulations, while the benefit from these items in the year-ago quarter was $58 million.

International division pre-tax adjusted operating income for the second quarter of 2002 increased $56 million, to $176 million from $120 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $187 million for the quarter, representing a $45 million increase over the year-ago quarter, including a $42 million greater contribution from Gibraltar Life, for which last year's second quarter included its initial two months results. Gibraltar Life's $101 million adjusted operating income for the current quarter reflects charges from refinements of estimates, primarily of amounts due policyholders, and gains from policy surrenders. The net effect of these items reduced adjusted operating income by $20 million. Gibraltar Life's results also reflect continued favorable mortality experience. Adjusted operating income from our international insurance operations other than Gibraltar Life was $86 million, up $3 million from the year-ago quarter, which benefited from an $8 million reserve refinement. The current quarter's results reflect a negative impact of $6 million, versus the year-ago quarter, from currency fluctuations. Excluding the impact of the reserve refinement in last year's quarter and currency fluctuations, these operations would have had a 23% increase in adjusted operating income versus the year-ago quarter.

Employee Benefits division pre-tax adjusted operating income amounted to $94 million in the second quarter of 2002, an increase of $42 million from $52 million in the year-ago quarter. Our Group Insurance segment reported adjusted operating income of $36 million in the current quarter and $9 million in the year-ago quarter, which included a $13 million net charge for changes in our estimates of incurred but unreported claims and return premiums. The segment's current quarter results benefited from improved disability claims experience. Adjusted operating income from our Other Employee Benefits segment increased $15 million, to $58 million from $43 million in the year-ago quarter, primarily from our guaranteed products business, which benefited from income of $30 million from a mortgage prepayment during the current quarter, partially offset by lower margins from investment results.

Asset Management division pre-tax adjusted operating income amounted to $56 million in the second quarter of 2002, an increase of $24 million from $32 million in the year-ago quarter. Despite market value declines in our equity assets under management, adjusted operating income of our Investment Management and Advisory Services segment of $33 million in the current quarter increased $10 million from the year-ago quarter, which reflected $6 million of employee termination and facilities consolidation costs. The segment's current quarter results reflected lower expense levels, primarily due to asset performance-based compensation. Assets managed by the Asset Management division were $284 billion at June 30, 2002, a decrease of $16 billion from a year earlier. The decrease reflects the market value declines in our equity assets under management and our sale, during the first quarter of 2002, of a portion of our quantitative-style equity asset management to a third party. Adjusted operating income from our Other Asset Management segment increased $14 million, to $23 million in the current quarter from $9 million in the year-ago quarter, which reflected $12 million of employee termination and facilities consolidation costs.

Corporate and Other operations resulted in pre-tax adjusted operating income of $35 million in the second quarter of 2002, a decrease of $40 million from $75 million in the year-ago quarter which included a benefit of $48 million from hedging retained at the corporate level.

Assets under management and administration amounted to $557 billion at June 30, 2002, compared to $606 billion a year earlier and $590 billion at December 31, 2001.

Net income of the Financial Services Businesses for the second quarter of 2002 was $95 million and included $343 million of realized investment losses, net of related adjustments, compared to realized investment gains, net of related adjustments, of $75 million in the year-ago quarter. The realized losses in the current quarter included losses of $254 million representing fluctuations in value of hedging instruments covering our foreign currency and interest rate risks. Our currency hedging program mitigates the risk that unfavorable rate changes will reduce dollar equivalent earnings of our Japanese insurance operations. The mark-to-market from this program, which is included in quarterly earnings, is subject to volatility, particularly during periods of significant exchange rate movements. Realized losses also included losses of $83 million on the disposal of substantially all remaining WorldCom holdings. Additional realized losses during the current quarter from impairments and sales of credit-impaired securities amounted to $137 million. The realized losses during the quarter were partially offset by realized gains from fixed maturities. Net income of the Financial Services Businesses for the year-ago quarter, which included demutualization costs and expenses of $117 million, was $250 million.

Closed Block Business

Prudential's Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business, which represents results of our Traditional Participating Products segment prior to the demutualization, includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported losses from operations before income taxes of $254 million for the second quarter of 2002 and $103 million for the year-ago quarter. The increased loss was primarily due to declines in net investment income and realized investment gains and losses. Closed Block Business results included net realized investment losses of $177 million in the current quarter, including losses of $77 million on disposal of substantially all remaining WorldCom holdings, and $114 million in the year-ago quarter.

The Closed Block Business reported a second quarter 2002 net loss of $163 million, compared to a net loss of $55 million for the year-ago quarter.

For the first half of 2002, the Closed Block Business reported a $429 million loss from operations before income taxes, compared to a $29 million loss for the first half of 2001.

The Closed Block Business reported net losses of $273 million for the first half of 2002 and $21 million for the first half of 2001.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss of $68 million for the second quarter of 2002 and net income of $195 million for the year-ago quarter, and reported net income of $85 million for the first half of 2002 and $632 million for the first half of 2001.

Share Repurchase Program

During the second quarter of 2002, the Company repurchased approximately 3.2 million shares of its Common Stock, at a total cost of $106 million. This included 1.6 million shares repurchased and reissued directly to certain Company deferred compensation plans.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the third paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "believes," "anticipates," "intends," "plans," "assumes," "estimates," "projects," or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the events of September 11, 2001; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document. The information referred to above, as well as the risks of our businesses described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, should be considered by readers when reviewing forward-looking statements contained in this release.

Earnings Conference Call

Members of Prudential's senior management will host a conference call on Wednesday, August 7, 2002, at 11 a.m. ET, to discuss with the investment community the Company's second quarter results. The conference call will be broadcast live over the Company's Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 276-9996 (domestic callers) or (612) 288-0337 (international callers). All others are encouraged to dial into the conference call in listen-only mode, by dialing (800) 230-1766 (domestic callers) or (612) 332-0923 (international callers). To listen to a replay of the conference call starting at 3:15 p.m. on August 7, dial (800) 475-6701 (domestic callers) or (320) 365-3844
(international callers). The access code for the replay is 642874.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

                                  -Prudential-

Financial Highlights
(in millions, except per share data)

                                                                                 Three Months                Six Months
                                                                                 Ended June 30             Ended June 30
                                                                             --------------------    --------------------
                                                                                2002        2001        2002        2001
                                                                             --------    --------    --------    ---------
Financial Services Businesses (FSB) Income Statement Data:
   Adjusted Operating Income (1):
     Revenues:
             Premiums                                                        $  2,334    $  2,014    $  4,612    $  3,625
             Policy charges and fee income                                        412         483         846         875
             Net investment income                                              1,356       1,352       2,605       2,649
             Commissions, investment management fees and other income           1,057       1,164       2,152       2,272
                                                                             --------    --------    --------    --------
                       Total revenues                                           5,159       5,013      10,215       9,421
                                                                             --------    --------    --------    --------
     Benefits and expenses:
             Insurance and annuity benefits                                     2,317       2,073       4,523       3,684
             Interest credited to policyholders' account balances                 415         422         829         804
             Interest expense                                                      50         100         106         208
             Other expenses                                                     1,899       2,057       3,756       3,891
                                                                             --------    --------    --------    --------
                       Total benefits and expenses                              4,681       4,652       9,214       8,587
                                                                             --------    --------    --------    --------
          FSB adjusted operating income before income taxes                       478         361       1,001         834
   Income taxes (2)                                                               174         101         365         278
                                                                             --------    --------    --------    --------
FSB after-tax adjusted operating income                                           304         260         636         556
                                                                             --------    --------    --------    --------
Items excluded from FSB adjusted operating income:
          Realized investment gains (losses), net of related adjustments         (343)         75        (439)        318
          Divested businesses                                                      10         (60)          2         (82)
          Demutualization costs and expenses                                     --          (117)       --          (162)
                                                                             --------    --------    --------    --------
                  Total items excluded from FSB adjusted operating income
                  before income taxes                                            (333)       (102)       (437)         74
        Income taxes, including mutual insurance company tax                     (124)        (92)       (159)        (23)
                                                                             --------    --------    --------    --------
                  Total items excluded from FSB adjusted operating income,
                  after income taxes                                             (209)        (10)       (278)         97
                                                                             --------    --------    --------    --------
Financial Services Businesses net income                                     $     95    $    250    $    358    $    653
                                                                             ========    ========    ========    ========

Direct equity adjustment for earning per share calculation (3)               $     14    $     --    $     21    $   --

Earnings per share of Common Stock (diluted) (3):

             Net income                                                      $   0.19        0.43    $   0.65    $   1.12

             FSB after-tax adjusted operating income                             0.54        0.45        1.12        0.95

   Diluted shares (equivalent share basis prior to demutualization)             585.2       583.6       585.2       583.6

Financial Services Businesses Attributed Equity (as of end of period) (4):

             Total attributed equity                                         $ 20,258
                Per share of Common Stock - diluted                             34.72

             Attributed equity excluding unrealized gains and losses on
              investments                                                    $ 19,144
                Per share of Common Stock - diluted                             32.81

             Number of diluted shares at end of period                          583.4

See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

                                                                       Three Months Ended            Six Months Ended
                                                                             June 30                       June 30
                                                                     -----------------------       -----------------------
                                                                       2002          2001            2002           2001
                                                                     --------       --------       --------       --------

Adjusted operating income before income taxes, by Division (1):

     U.S. Consumer Division                                          $    117       $     82       $    288       $    276
     Employee Benefits Division                                            94             52            160            156
     International Division (5)                                           176            120            376            218
     Asset Management Division                                             56             32            119            110
     Corporate and Other                                                   35             75             58             74
                                                                     --------       --------       --------       --------
        Total FSB adjusted operating income before income taxes      $    478       $    361       $  1,001       $    834
                                                                     ========       ========       ========       ========

Revenues, by Division (1):

     U.S. Consumer Division                                          $  1,882       $  1,912       $  3,723       $  3,860
     Employee Benefits Division                                         1,597          1,471          3,121          2,932
     International Division (5)                                         1,382          1,191          2,768          1,863
     Asset Management Division                                            299            310            590            639
     Corporate and Other                                                   (1)           129             13            127
                                                                     --------       --------       --------       --------
        Total                                                        $  5,159       $  5,013       $ 10,215       $  9,421
                                                                     ========       ========       ========       ========


U.S. Consumer Division:

  Individual Life Insurance Sales (6):
     Variable and universal life                                     $     57       $     58       $    112       $    123
     Corporate-owned life insurance                                        76             28             86             65
     Term life                                                             15             11             28             21
                                                                     --------       --------       --------       --------
           Total                                                     $    148       $     97       $    226       $    209
                                                                     ========       ========       ========       ========

  Retail Investments Sales and Assets Under Management:

    Mutual Funds and Wrap-Fee Products:

        Gross sales, other than money market                         $  3,336       $  4,074       $  5,917       $  7,693
                                                                     ========       ========       ========       ========

        Net sales (redemptions) other than money market              $    379       $  1,593       $    483       $  2,132
                                                                     ========       ========       ========       ========

        Assets under management at end of period:
          Mutual funds                                               $ 52,459       $ 59,618
          Wrap-fee products                                            16,676         18,714
          Unit investment trusts                                          924          1,420
                                                                     --------       --------
            Total                                                    $ 70,059       $ 79,752
                                                                     ========       ========

  Fixed and Variable annuities:
       Gross sales                                                   $    587       $    355       $    998       $    724
                                                                     ========       ========       ========       ========

       Net sales (redemptions)                                       $    (85)      $   (291)      $   (321)      $   (656)
                                                                     ========       ========       ========       ========

       Total account value at end of period                          $ 19,850       $ 22,395
                                                                     ========       ========


Employee Benefits Division:

  Group Insurance Sales (7):
     Group life                                                      $     27       $     33       $    189       $    321
     Group disability                                                      33             20             86             89
                                                                     --------       --------       --------       --------
           Total                                                     $     60       $     53       $    275       $    410
                                                                     ========       ========       ========       ========

  Other Employee Benefits Sales:

     Defined Contribution:

         Gross sales                                                 $    904       $    923       $  1,914       $  2,178
                                                                     ========       ========       ========       ========

         Net sales (withdrawals)                                     $    149       $    (98)      $    342       $    122
                                                                     ========       ========       ========       ========

    Guaranteed Products:

         Gross sales                                                 $    506       $  1,181       $    765       $  1,581
                                                                     ========       ========       ========       ========

         Net sales (withdrawals)                                     $   (487)      $    304       $ (1,092)      $   (865)
                                                                     ========       ========       ========       ========

  See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

                                                                                Three Months Ended       Six Months Ended
                                                                                      June 30                 June 30
                                                                              ---------------------    ---------------------
                                                                                2002         2001        2002         2001
                                                                              --------      -------    --------      -------

International Division:

  International Insurance Sales (8):

      Actual exchange rate basis                                               $   177      $   162    $    356      $    324
                                                                               =======      =======    ========      ========

      Constant exchange rate basis                                             $   181      $   164    $    373      $    322
                                                                               =======      =======    ========      ========


Asset Management Division (as of end of period, in billions):

     Assets managed by Asset Management Division (9):
           Retail customers                                                    $  84.8      $  99.8
           Institutional customers                                                83.5         90.7
           General account (10)                                                  116.0        109.3
                                                                               -------      -------
              Total managed by Asset Management Division (10, 11)              $ 284.3      $ 299.8
                                                                               =======      =======



Closed Block Business Data, in millions except per share data (12):

Income Statement Data (13):
   Revenues                                                                    $ 1,826      $ 2,086    $  3,603      $  4,170
   Benefits and expenses                                                         2,080        2,189       4,032         4,199
                                                                               -------      -------    --------      --------
       Income (loss) from operations before income taxes                          (254)        (103)       (429)          (29)
    Income taxes                                                                   (91)         (48)       (156)           (8)
                                                                               -------      -------    --------      --------
Closed Block Business net income (loss)                                        $  (163)     $   (55)   $   (273)     $    (21)
                                                                               =======      =======    ========      ========

Direct equity adjustment for earning per share calculation (3)                 $   (14)     $  --      $    (21)     $   --

   Net loss per share of Class B Stock                                         $(88.50)                $(147.00)
                                                                               =======                 ========

   Weighted average diluted shares outstanding during period                      2.0                       2.0
                                                                               =======                 ========

Closed Block Business Attributed Equity (as of end of period) (4):

    Total attributed equity                                                    $   843
        Per Share of Class B Stock                                              421.50

    Attributed equity excluding unrealized gains and losses on investments     $   222
        Per Share of Class B Stock                                              111.00
Number of Class B Shares at end of period                                          2.0
                                                                               =======



Consolidated Data:

Consolidated Income Statement Data:

  Total revenues                                                               $ 6,668      $ 7,168    $ 13,382      $ 13,915
  Total benefits and expenses                                                    6,777        7,012      13,247        13,036
                                                                               -------      -------    --------      --------
    Income (loss) from operations before income taxes                             (109)         156         135           879
 Income taxes                                                                      (41)         (39)         50           247
                                                                               -------      -------    --------      --------
     Consolidated net income (loss)                                            $   (68)     $   195    $     85      $    632
                                                                               =======      =======    ========      ========

Net income (loss):
  Financial Services Businesses                                                $    95      $   250    $    358      $    653
  Closed Block Business (13)                                                      (163)         (55)       (273)          (21)
                                                                               -------      -------     --------     --------
     Consolidated net income (loss)                                            $   (68)     $   195    $     85      $    632
                                                                               =======      =======    =========     ========

Assets and Asset Management Information (as of end of period, in billions)

    Total assets                                                               $ 297.7      $ 303.1

     Assets under management (at fair market value):

           Managed by Asset Management Division (10, 11)                       $ 284.3      $ 299.8
           Non-proprietary wrap-fee products and other domestic                   46.2         51.3
           International (10, 14)                                                 37.9         42.4
                                                                               -------      -------
           Total assets under management                                         368.4        393.5
     Client assets under administration                                          188.4        212.3
                                                                               -------      -------
     Assets under management and administration                                $ 556.8      $ 605.8
                                                                               =======      =======


  See footnotes on page 4.

 (1) Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses and related adjustments; results of divested businesses; and demutualization costs and expenses. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

 (2) Income taxes applicable to pre-tax adjusted operating income, excluding mutual insurance company tax.

 (3) Prudential Financial, Inc.'s initial public offering and the demutualization of The Prudential Insurance Company of America became effective on December 18, 2001. For the 2001 periods, earnings per share data are presented on a pro forma basis that assumes that shares issued in the initial public offering, including those issued as a result of the subsequent exercise by underwriters of options to acquire additional shares, and shares distributed as demutualization consideration to policyholders, were outstanding for all such periods. Earnings used in per-share calculations for the 2001 periods have not been adjusted to reflect the demutualization or related transactions, including the establishment of the Closed Block Business. For periods subsequent to 2001, earnings per share is based on the weighted average number of diluted shares outstanding. Stock options are included in the number of diluted shares for the period they are outstanding based on the treasury stock method.

       Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. For periods subsequent to the date of demutualization, the net income of each business is modified for cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses, which are determined by a policy servicing fee arrangement that is based upon insurance in force and statutory cash premiums. To the extent actual administrative expenses vary from these cash flow amounts, these differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments are used to adjust net income to determine the earnings available to the Common Stock and the Class B Stock for earnings per share purposes.

 (4) As a result of the establishment of the Closed Block Business concurrently with the demutualization, attributed equity as of the end of periods prior to December 31, 2001 is not comparable to attributed equity at that date and thereafter and, therefore, is not presented for periods prior to 2002.

 (5) International division results include Gibraltar Life from April 2, 2001, the date of reorganization, through May 31, 2002.

 (6)   Statutory first year premiums and deposits.

 (7) Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

 (8) Annualized new business premiums. Actual amounts reflect the impact of currency exchange fluctuations. Constant exchange rate amounts are based on the average exchange rates for the year ended December 31, 2001.

 (9) Reflects reclassification of amounts by client category as of January 1, 2002, based upon internal management criteria, which reduced the amount attributed to retail customers by $3.3 billion and increased the amounts attributed to institutional customers and the general account by $2.8 billion and $0.5 billion, respectively.

 (10) Reflects, as of June 30, 2002, Asset Management division's assumption of management of $3.5 billion of assets of International Insurance operations which were previously reflected in International assets.

 (11) Includes assets of International Insurance operations and International retail customers managed by the Asset Management division.

 (12) Amounts shown for the Closed Block Business for the 2001 periods represent results of the Traditional Participating Products segment. Results for the 2002 periods for the Closed Block Business reflect the transfer of $5.6 billion of net assets to the Financial Services Businesses at the date of demutualization.

 (13) Beginning in 2002, management no longer uses adjusted operating income as the measure to assess operating performance of the Closed Block Business. Consequently, only GAAP basis results of the Closed Block Business are presented for all periods.

 (14) Primarily general account assets of International Insurance operations other than those managed by the Asset Management division.